UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                                                 SEC FILE NUMBER
                                                                     0-26402
                                   FORM 12b-25

                                                                  CUSIP NUMBER
                                                                  025636-20-0
                           NOTIFICATION OF LATE FILING


(Check one):   |X| Form 10-KSB   |_| Form 20F   |_| Form 11-K
               |_| Form 10-Q   |_| Form N-SAR   |_| Form N-CSR

         For Period Ended: June 30, 2007
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         |_| Transition Report on Form 10-KSB
         |_| Transition Report on Form 20-F
         |_| Transition Report on Form 11-K
         |_| Transition Report on Form 10-Q
         |_| Transition Report on Form N-SAR
         For the Transition Period Ended:
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  Read Instruction (on back page) Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION
         The American Energy Group, Ltd.
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Full Name of Registrant

         N/A
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Former Name if Applicable

             1 Gorham Island, Suite 303
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Address of Principal Executive Office (Street and Number)

         Westport, CT  06880
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (check box if appropriate)

              (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.
|X| (b) The subject annual report, semi-annual report, transition report on Form 10-K , Form 20F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
              (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

         The Form 10-KSB for the period ended June 30, 2007, could not be filed within the prescribed time period due to unavoidable communication delays in obtaining review and approval of the 10-KSB financials from overseas directors of the registrant (Europe and Pakistan) which could not be eliminated by the registrant without unreasonable effort or expense.

PART IV -  OTHER INFORMATION


(1) Name and telephone number of person to contact in regard to this notification

         Pierce Onthank                               (203)                              222-7315
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            (Name)                                  (Area Code)                     (Telephone Number)
(2)      Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment
         Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
         filed? If answer is no, identify report(s). Yes |X| No |_|
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? Yes |_| No |X|

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                         The American Energy Group, Ltd.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date     September 28, 2007                                         By:  /S/
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                                                                       Pierce Onthank,  CEO and President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


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                                    ATTENTION
Intentional misstatements or omissions of facts constitute Federal Criminal
                        Violations (See 18 U.S.C.1001).
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